EXECUTION
FOREIGN CUSTODY MANAGER AGREEMENT
AGREEMENT made as of December 9, 2014 by and between each entity listed on Annex I attached hereto (each, a “Fund” and collectively, the “Funds”) and The Bank of New York Mellon (“BNYM”).
W I T N E S S E T H:
WHEREAS, each Fund desires to appoint BNYM as a “foreign custody manager” as such term is defined in Rule 17f-5(a)(3) under the Investment Company Act of 1940, as amended (“Foreign Custody Manager”) on the terms and conditions contained herein;
WHEREAS, BNYM desires to serve as a Foreign Custody Manager and perform the duties set forth herein on the terms and conditions contained herein;
NOW THEREFORE, in consideration of the mutual promises hereinafter contained in this Agreement, each Fund and BNYM hereby agree as follows:

ARTICLE I.
DEFINITIONS
Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:
1.    “Board” shall mean the board of directors, board of managers or board of trustees, as the case may be, of the Fund.
2.    “Eligible Foreign Custodian” shall have the meaning provided in the Rule.
3.    “Monitoring System” shall mean a system established by BNYM to fulfill the Responsibilities specified in clauses (d) and (e) of Section 1 of Article III of this Agreement.
4.    “Responsibilities” shall mean the responsibilities delegated to BNYM under the Rule as a Foreign Custody Manager with respect to each Specified Country and each Eligible Foreign Custodian selected by BNYM, as such responsibilities are more fully described in Article III of this Agreement.
5.    “Rule” shall mean Rule 17f-5 under the Investment Company Act of 1940, as it may be amended from time to time.
6.    “Specified Country” shall mean each country listed on Schedule I attached hereto and each country, other than the United States, constituting the primary market for a security with respect to which a Fund has given settlement instructions to The Bank of New York Mellon as custodian (the “Custodian”) under its Custody Agreement with the Fund.

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ARTICLE II.
BNYM AS A FOREIGN CUSTODY MANAGER
1.    Each Fund on behalf of its Board hereby delegates to BNYM with respect to each Specified Country the Responsibilities.
2.    BNYM accepts the delegation of Responsibilities by each Fund’s Board with respect to each Specified Country and agrees in performing the Responsibilities as a Foreign Custody Manager to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of each applicable Fund’s assets would exercise.
3.    BNYM shall provide to each Fund’s Board at such times as the Board deems reasonable and appropriate based on the circumstances of the Fund’s foreign custody arrangements written reports notifying the Board of the placement of assets of the Fund with a particular Eligible Foreign Custodian within a Specified Country and of any material change in the arrangements (including the contract governing such arrangements) with respect to assets of the Fund with any such Eligible Foreign Custodian.
ARTICLE III.
RESPONSIBILITIES
1.    Subject to the provisions of this Agreement, BNYM shall with respect to each Specified Country, select an Eligible Foreign Custodian.  In connection therewith, BNYM shall: (a) determine that assets of the applicable Fund held by such Eligible Foreign Custodian will be subject to reasonable care, based on the standards applicable to custodians in the relevant market in which such Eligible Foreign Custodian operates, after considering all factors relevant to the safekeeping of such assets, including, without limitation, those contained in paragraph (c)(1) of the Rule; (b) determine that the applicable Fund’s foreign custody arrangements with each Eligible Foreign Custodian are governed by a written contract with the Custodian which will provide reasonable care for the Fund’s assets based on the standards specified in paragraph (c)(1) of the Rule; (c) determine that each contract with an Eligible Foreign Custodian shall include the provisions specified in paragraph (c)(2)(i)(A) through (F) of the Rule or, alternatively, in lieu of any or all of such (c)(2)(i)(A) through (F) provisions, such other provisions as BNYM determines will provide, in their entirety, the same or a greater level of care and protection for the assets of the applicable Fund as such specified provisions; (d) monitor pursuant to the Monitoring System the appropriateness of maintaining the assets of the applicable Fund with a particular Eligible Foreign Custodian pursuant to paragraph (c)(1) of the Rule and the performance of the contract governing such arrangement; and (e) advise the applicable Fund as promptly as practicable whenever BNYM determines, after giving effect to clause (d) of this Article III, Section 1, that an arrangement (including, any material change in the contract governing such arrangement) no longer meets the requirements of the Rule.  BNYM acknowledges and agrees that sub-custody agreements entered into by and between BNYM and each Eligible Foreign Custodian shall reasonably comply with the requirements of paragraph (c)(2)(i)(A) of the Rule as determined by BNYM in its sole discretion.
2.    For purposes of preceding Section 1 of this Article, BNYM’s determination of appropriateness shall not include, nor be deemed to include, any evaluation of Country Risks associated with investment in a particular country.  For purposes hereof, “Country Risks” shall mean systemic risks of holding assets in a particular country including but not limited to (a) an Eligible Foreign Custodian’s use of any depositories that act as or operate a system or a transnational system for the central handling of securities or any equivalent book-entries; (b) such country’s financial infrastructure; (c) such country’s prevailing custody and settlement practices; (d) nationalization, expropriation or other governmental actions; (e) regulation of the banking or securities industry; (f) currency controls, restrictions, devaluations or fluctuations; and (g) market conditions which affect the orderly execution of securities transactions or affect the value of securities.

ARTICLE IV.
REPRESENTATIONS
1.    Each Fund hereby represents that: (a) this Agreement has been duly authorized, executed and delivered by the Fund, constitutes a valid and legally binding obligation of the Fund enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on the Fund prohibits the Fund’s execution or performance of this Agreement; and (b) this Agreement has been approved and ratified by the Board at a meeting duly called and at which a quorum was at all times present, and (c) the Board or the Fund’s investment advisor or the Fund’s sub-adviser has considered the Country Risks associated with investment in each Specified Country and will have considered such risks prior to any settlement instructions being given to the Custodian with respect to any other country.
2.    BNYM hereby represents that: (a) BNYM is duly organized and existing under the laws of the State of New York, with full power to carry on its businesses as now conducted, and to enter into this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly authorized, executed and delivered by BNYM, constitutes a valid and legally binding obligation of BNYM enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on BNYM prohibits BNYM’s execution or performance of this Agreement; (c) BNYM is a U.S. Bank as defined in the Rule; and (d) BNYM has established the Monitoring System.
ARTICLE V.
CONCERNING BNYM
1.    BNYM shall not be liable for any costs, expenses, damages, liabilities or claims, including attorneys’ and accountants’ fees, sustained or incurred by, or asserted against, the Fund except to the extent the same arises out of the failure of BNYM to exercise the care, prudence and diligence required by Section 2 of Article II hereof.
2.    Each Fund, severally and not jointly, shall indemnify BNYM and hold it harmless from and against any and all costs, expenses, damages, liabilities or claims, including attorneys’ and accountants’ fees, sustained or incurred by, or asserted against, BNYM by reason or as a result of any action or inaction, or arising out of BNYM’s performance hereunder, provided that no Fund shall be obligated to indemnify BNYM to the extent any such costs, expenses, damages, liabilities or claims arises out of BNYM’s failure to exercise the reasonable care, prudence and diligence required by Section 2 of Article II hereof.
3.   Notwithstanding the foregoing, in no event shall either party be liable to the other, or any third party, including without limitation any Fund’s Board, for special, indirect or consequential damages, or for lost profits or loss of business, arising in connection with this Agreement.

4.   For its services hereunder, each Fund agrees to pay to BNYM such compensation and out-of-pocket expenses as shall be mutually agreed.
5.   BNYM shall have only such duties as are expressly set forth herein.  In no event shall BNYM be liable for any Country Risks associated with investments in a particular country.
ARTICLE VI.
MISCELLANEOUS
1.    This Agreement constitutes the entire agreement between the Funds and BNYM as a foreign custody manager, and no provision in the Custody Agreement between the Fund and the Custodian shall affect the duties and obligations of BNYM hereunder, nor shall any provision in this Agreement affect the duties or obligations of the Custodian under the Custody Agreement.
2.    Any notice or other instrument in writing, authorized or required by this Agreement to be given to BNYM, shall be sufficiently given if received by it at its offices at 100 Church Street, 10th Floor, New York, New York 10286, or at such other place as BNYM may from time to time designate in writing.
3.    Any notice or other instrument in writing, authorized or required by this Agreement to be given to a Fund shall be sufficiently given if received by it at its offices at c/o Global Alternative Investments, Wells Fargo Investment Institute, Inc., 401 South Tryon Street, Charlotte, NC 28202 or at such other place as the particular Fund may from time to time designate in writing.
4.    In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby.  This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties.  This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided however, that this Agreement shall not be assignable by either party without the written consent of the other.
5.    This Agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof.  Each Fund and BNYM hereby consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder.  Each Fund hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum.  Each Fund and BNYM each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

6.    The parties hereto agree that in performing hereunder, BNYM is acting solely on behalf of the Funds and no contractual or service relationship shall be deemed to be established hereby between BNYM and any other person by reason of this Agreement.
7.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.
8.    This Agreement shall terminate simultaneously with the termination of the applicable Custody Agreement between a Fund and the Custodian, and may otherwise be terminated by either party giving to the other party a notice in writing specifying the date of such termination, which shall be not less than thirty (30) days after the date of such notice.  In the event of termination, BNYM agrees to reasonably cooperate with the Fund to transition to a replacement Foreign Custody Manager and to maintain compliance with the Rule.
IN WITNESS WHEREOF, each Fund and BNYM have caused this Agreement to be executed by their respective officers, thereunto duly authorized, as of the date first above written.

EACH OF THE FUNDS OR SERIES IDENTIFIED IN ANNEX I
By: /s/ Adam Taback

Title: President
THE BANK OF NEW YORK MELLON
By: /s/ Theresa Morrissey

Title: Relationship Manager

fcmstd2.doc
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ANNEX I

Fund Name	Tax Identification

GAI Agility Income Fund
GAI Aurora Opportunities Fund, LLC
GAI Corbin Multi-Strategy Fund, LLC
GAI Mesirow Insight Fund, LLC

SCHEDULE I
Specified Countries

United Kingdom
Netherlands
Japan